Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated May 17, 2002 included in this Form 10-K, into Consolidated Graphics, Inc.'s previously filed Registration Statement Files No. 333-62317 on Form S-4, No. 33-87192 on Form S-8, No. 333-13737 on Form S-8, No. 333-18435 on Form S-8 and No. 333-66019 on Form S-8.

ARTHUR ANDERSEN LLP

Houston, Texas

May 23, 2002